FOR IMMEDIATE RELEASE

HARVEST NATURAL RESOURCES APPOINTS
NEW DIRECTOR

HOUSTON, TX (November 18, 2005) — Harvest Natural Resources, Inc. (NYSE:HNR) today announced that its Board of Directors has elected J. Michael Stinson to serve as a Director on the Company’s Board of Directors.

Mr. Stinson most recently served with the U.S. Department of Defense and the Coalition Provisional Authority (CPA) as Senior Advisor to the Iraqi Ministry of Oil. He was stationed in Baghdad, Iraq, and advised the CPA, Iraqi authorities, and the U.S. government on petroleum policy and administered oil industry investment programs during the period of reconstruction and restoration in 2004.

Mr. Stinson had 37 years experience at Conoco and ConocoPhillips from 1965 to 2003 in a number of assignments in operations and management. His last position at ConocoPhillips was as Senior Vice President, Government Affairs in which he was responsible for government relations with particular emphasis on developing and facilitating international business development opportunities in various countries. Previous positions included Senior Vice President – Business Development, Vice President – Exploration and Production, Chairman and Managing Director of Conoco (UK) Limited, Vice President/General Manager of International Production for Europe, Africa and the Far East, and President and Managing Director of Conoco Norway Inc.

Harvest’s Chairman of the Board, Stephen D. Chesebro’, said, “The Harvest Board is delighted to welcome Mike as its newest Director. His relationships, expertise and broad global experience will be invaluable assets as we build a more diverse asset portfolio.”

Mr. Stinson earned a Bachelor of Science degree in Industrial Engineering from Texas Tech University and a Masters of Business Administration from Arizona State University. He is a fellow of the Institute of Petroleum and a member of the American Petroleum Institute, the Society of Petroleum Engineers and the American Association of Petroleum Geologists. Mr. Stinson was a past Chairman of the American Heart Association’s Houston Division.

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent oil and gas exploitation and development company with principal operations in Venezuela and an office in Russia. For more information visit the Company’s website at www.harvestnr.com.

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CONTACT:
Steven W. Tholen Senior Vice President, Chief Financial Officer (281) 899-5714	Amanda Koenig Investor Relations (281) 899-5716

“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2004 Annual Report on Form 10-K and subsequent reports.”